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                                                                   EXHIBIT 10.18

eBay                               2005 HAMILTON AVENUE, SUITE 350
                                   San Jose, CA 95125


                                   PHONE 408 369-4830
                                   FAX 408 369-4839
                                   WWW.eBAY.COM

                               January 16, 1998

Ms. Margaret C. Whitman
204 Warren Street
Brookline, MA 02146

Dear Meg:

     eBay, Inc. (the "Company" or "eBay") is pleased to offer you a position as Chief Executive Officer, at a salary, payable twice per month, which is equivalent to a monthly salary of $175,000.00. In addition, you will be eligible for an annual bonus up to $100,000.00, solely at the discretion of the Board of Directors. eBay will also compensate you for reasonable out-of-pocket expenses incurred for the relocation of your family and your belongings.

     You will also be entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours and it will be recommended to the Board of Directors that you be granted an option for the purchase of 800,000 shares of the Company's Common Stock. The option will be granted under the Company's 1996 Stock Option Plan and, assuming you remain an employee, will vest with respect to 25% of the shares subject to the option one year after the commencement of your employment and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the option; provided, however, that if your employment is terminated by the Company other than for "Cause"'. during your first year of employment, the option will vest, at the end of each month, with respect to 1/48 of the shares subject to the option. No other acceleration of vesting will occur in connection with any termination of your employment or any acquisition of eBay. At least 100,000 of the shares underlying the stock option must be purchased for cash at the option exercise price, as soon as possible after the grant is approved; these shares will be subject to a repurchase option in favor of the Company to the extent they are "Unvested".

     If your employment is terminated by the Company other than for "Cause" at any time during your employment, you will continue to receive salary compensation for an additional six months and, if at the end of such period you remain unemployed, you will be eligible for additional salary compensation for the lesser of (i) six months, or (ii) until you find other employment.

     The Company asks that you complete the enclosed "Employee Information and Inventions Agreement" prior to commencing employment. In part, this Agreement requests that a departing

_______________
/1/ Definition included in this letter.

eBay                               2005 HAMILTON AVENUE, SUITE 350
                                   San Jose, CA 95125


                                   PHONE 408 369-4830
                                   FAX 408 369-4839
                                   WWW.eBAY.COM


employee refrain from using or disclosing eBay's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of eBay or its employees. This Agreement does not prevent a former employee from using his or her general knowledge and
--------
experience no matter when or how gained in any new field or position. If you should have any questions about the "Employee Confidential Information and Inventions Agreement," please call me.

     Under federal immigration laws, the Company is required to verify each new employee's identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation.

     We hope that you and eBay will find mutual satisfaction with your employment. All of us at eBay are very excited about your joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be conclusively settled by final and binding arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) at the AAA office in San Jose.

     This letter and the "Employee Confidential Information and Inventions Agreement" contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter and a completed "Employee Confidential Information and Inventions Agreement" to me by the close of business January 16, 1998. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior agreements and communications by you and eBay as to the specific subjects of this letter.

Very truly yours,

/s/ Pierre Omidyar
-----------------------
Pierre Omidyar
Chief Executive Officer


ACCEPTED:


/s/ Margaret C. Whitman      1/16/98
-----------------------      -------
Margaret Whitman             Date
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eBay                               2005 HAMILTON AVENUE, SUITE 350
                                   San Jose, CA 95125


                                   PHONE 408 369-4830
                                   FAX 408 369-4839
                                   WWW.eBAY.COM


"CAUSE"

For the purposes of this offer, the term "Cause" means (i) the conviction of any felony or any crime involving moral terpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company which adversely affects the Company in a material way; (iii) willful breach of the Company's policies which adversely affects the Company in a material way; (iv) causing intentional damage to the Company's property or business; (v) conduct which constitutes gross insubordination or incompetence; (vi) habitual neglect of duties; or (vii) conduct which demonstrates gross unfitness to serve; provided that the action or conduct described in clauses (iii), (v) and (vii) above will constitute "Cause" only if such action or conduct continues after the Company has provided Employee with written notice thereof and a reasonable opportunity (to be not less than 30 days nor more than 90 days) to cure the same. For the above purposes, a termination by the Company without Cause includes a termination of employment by the Employee within 30 days following any of the following events: (x) the assignment of any duties to Employee inconsistent with, or reflecting a materially adverse change in, Employee's position, duties, responsibilities or status with the Company, or the removal of Employee from, or failure to reelect Employee to, any of such positions; or (y) the relocation of the Company's principal executive offices, or relocating Employee's principal place of business, in excess of fifty (50) miles from the Company's current executive offices.